EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Registration Statements of iCAD, Inc. and subsidiaries on Forms S-8, (No. 333-201874, 333-187660, 33-72534, No. 333-99973, No. 333-119509, No. 333-139023, No. 333-144671 and No. 333-161959), and on Form S-3, (No. 333-169716, 333-176777 and 333-178952), of our reports dated March 12, 2015, relating to the consolidated financial statements and the effectiveness of iCAD, Inc. and subsidiaries internal control over financial reporting as of December 31, 2014, which appears in this Annual Report on Form10-K.

/s/ BDO USA, LLP

Boston, Massachusetts

March 12, 2015